EXHIBIT 3.2

BRAEMAR HOTELS & RESORTS INC.
FOURTH AMENDED AND RESTATED BYLAWS
February 23, 2023
as amended by Amendment No. 1 on March 17, 2022 and by Amendment No. 2 on February 23, 2023

BRAEMAR HOTELS & RESORTS INC.
FOURTH AMENDED AND RESTATED BYLAWS
ARTICLE I
STOCKHOLDERS
Section 1. Place. All meetings of stockholders shall be held at the principal executive office of Braemar Hotels & Resorts Inc. (the “Corporation”) or at such other place as shall be set by the Board of Directors (the “Board”) in accordance with these Bylaws and stated in the notice of the meeting.
Section 2. Annual Meeting. An annual meeting of stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time and place set by the Board of Directors. The Corporation shall hold its first annual meeting of stockholders beginning with the year 2014.
Section 3. Special Meetings.
(a) General. Each of the Chairman of the Board, Chief Executive Officer and Board of Directors may call a special meeting of stockholders. Except as provided in subsection (b)(4) of this Section 3, a special meeting of stockholders shall be held on the date and at the time and place set by the Chairman of the Board, Chief Executive Officer or Board of Directors, whoever has called the meeting. Subject to subsection (b) of this Section 3, a special meeting of stockholders shall also be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.
(b) Stockholder-Requested Special Meetings.
(1) Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”). The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or such agent) and shall set forth all information relating to each such stockholder and each matter proposed to be acted on at the meeting that would be required to be disclosed in connection with the solicitation of proxies for the election of directors in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors. If the Board of Directors, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which a Record Date Request Notice is received by the secretary.
(2) In order for any stockholder to request a special meeting to act on any matter that may properly be considered at a meeting of stockholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than a majority of all of the votes entitled to be cast on such matter at such meeting (the “Special Meeting Percentage”) shall be delivered to the secretary. In addition, the Special Meeting Request shall (a) set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the secretary), (b) bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (c) set forth (i) the name and address, as they appear in the Corporation’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed), (ii) the class, series and number of all shares of stock of the Corporation which are owned (beneficially or of record) by each such stockholder and (iii) the nominee holder for, and number of, shares of stock of the Corporation owned beneficially but not of record by such stockholder, (d) be sent to the secretary by registered mail, return receipt requested, and (e) be received by the secretary within 30 days after the Request Record Date. Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.

(3) The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the meeting (including the Corporation’s proxy materials). The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 3(b), the secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.
(4) In the case of any special meeting called by the secretary upon the request of stockholders (a “Stockholder-Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder-Requested Meeting shall be not more than 90 days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board of Directors fails to designate, within ten days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Stockholder-Requested Meeting, then such meeting shall be held at 2:00 p.m., local time, on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place for a Stockholder-Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive office of the Corporation. In fixing a date for a Stockholder‑Requested Meeting, the Board of Directors may consider such factors as it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting. In the case of any Stockholder-Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date. The Board of Directors may revoke the notice for any Stockholder‑Requested Meeting in the event that the requesting stockholders fail to comply with the provisions of paragraph (3) of this Section 3(b).
(5) If written revocations of the Special Meeting Request have been delivered to the secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting on the matter to the secretary: (i) if the notice of meeting has not already been delivered, the secretary shall refrain from delivering the notice of the meeting and send to all requesting stockholders who have not revoked such requests written notice of any revocation of a request for a special meeting on the matter, or (ii) if the notice of meeting has been delivered and if the secretary first sends to all requesting stockholders who have not revoked requests for a special meeting on the matter written notice of any revocation of a request for the special meeting and written notice of the Corporation’s intention to revoke the notice of the meeting or for the chairman of the meeting to adjourn the meeting without action on the matter, (A) the secretary may revoke the notice of the meeting at any time before ten days before the commencement of the meeting or (B) the chairman of the meeting may call the meeting to order and adjourn the meeting without acting on the matter. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.
(6) The Chairman of the Board, Chief Executive Officer or Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been received by the secretary until the earlier of (i) five Business Days after actual receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the secretary represent, as of the Request Record Date, stockholders of record entitled to cast not less than the Special Meeting Percentage. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).
(7) For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
Section 4. Notice. A written notice of all annual meetings of stockholders stating the hour, date and place of such annual meetings and, to the extent required by the Maryland General Corporation Law, the purpose for which the meeting has been called shall be given by the

Secretary or an Assistant Secretary (or other person authorized by these Bylaws or by law) not less than 10 days nor more than 90 days before the meeting, unless any provisions of the Maryland General Corporation Law prescribe a different period of notice, to each stockholder entitled to vote at such meeting or to each stockholder who, under the Corporation’s charter, as amended from time to time (the “Charter”) or under these Bylaws, is entitled to such notice, by delivering such notice, by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books, by electronic transmission or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions. The Corporation may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless such stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article I or the validity of any proceedings at any such meeting.
Subject to Section 11(a) of this Article I, any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice. The Corporation may postpone or cancel a meeting of stockholders by making a public announcement (as defined in Section 11(c)(3) of this Article I) of such postponement or cancellation prior to the meeting. Notice of the date, time and place to which the meeting is postponed shall be given not less than ten days prior to such date and otherwise in the manner set forth in this section.
Section 5. Organization and Conduct. Every meeting of stockholders shall be conducted by the Chairman of the Board or, in the case of a vacancy in the office or absence of the Chairman of the Board, by one of the following officers present at the meeting in the following order: the Vice Chairman of the Board, if there is one, the Chief Executive Officer, the President, the Vice Presidents in their order of rank and seniority, the Secretary, or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The Secretary, or, in the Secretary’s absence, an Assistant Secretary, or, in the absence of both the Secretary and Assistant Secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary. In the event that the Secretary presides at a meeting of stockholders, an Assistant Secretary, or, in the absence of all Assistant Secretaries, an individual appointed by the Board of Directors or the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) concluding a meeting or recessing or adjourning the meeting to a later date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
Section 6. Quorum. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority (but solely for the 2023 annual meeting of stockholders and any postponement or adjournment thereof, at least one third) of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the charter of the Corporation for the vote necessary for the approval of any matter. If such quorum is not established at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting sine die or from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.
The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

Section 7. Voting. Directors of the Corporation shall be elected by a plurality of the votes cast at any meeting of stockholders at which directors are to be elected and at which a quorum is present; provided, however, subject to the stockholders’ approval of the amendment to the Corporation’s charter at the next meeting of the Corporation’s stockholders and the filing and acceptance for record of Articles of Amendment and Restatement implementing such amendment with the Maryland State Department of Assessments and Taxation, effective as of the date on which the Corporation’s stockholders approve the amendment to the Corporation’s charter, a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (with “withholds,” “abstentions” and “broker nonvotes” not counted as a vote cast either “for” or “against” that nominee’s election); provided, however, that in the case of a contested election, directors shall be elected by a plurality of the votes cast (in which case stockholders shall not be permitted to cast votes against the election of directors). In the election of directors, each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Cumulative voting is not permitted. For purposes of this Bylaw provision, a “contested election” shall mean any election of directors with respect to which (i) the Corporation receives notice that any stockholder has nominated an individual for election as a director in compliance with the requirements set forth in these Bylaws and (ii) all such nominations have not been withdrawn by such stockholder(s) on or prior to the date the Corporation first mails its notice of meeting for such meeting to the stockholders, and, as a result of which, there are more nominees than directorships.
A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by law or by the charter of the Corporation. Unless otherwise provided by statute or by the charter, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.
Section 8. Proxies. A holder of record of shares of stock of the Corporation may cast votes in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Corporation before or at the meeting. No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy.
Section 9. Voting of Stock by Certain Holders. Stock of the Corporation registered in the name of a corporation, partnership, trust, limited liability company or other entity, if entitled to be voted, may be voted by the president or a vice president, general partner, trustee or managing member thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any director or fiduciary may vote stock registered in the name of such person in the capacity of such director or fiduciary, either in person or by proxy.
Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.
The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt by the Corporation of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.
Section 10. Inspectors. The Board of Directors or the chairman of the meeting may appoint, before or at the meeting, one or more inspectors for the meeting and any successor to the inspector. Except as otherwise provided by the chairman of the meeting, the inspectors, if any, shall (i) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity and effect of proxies, (ii) receive and tabulate all votes, ballots or consents, (iii) report such tabulation to the chairman of the meeting, (iv) hear and determine all challenges and questions arising in connection with the right to vote, and (v) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.
Section 11. Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals.

(a) Annual Meetings of Stockholders.
(1) Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors, (iii) by any stockholder of the Corporation who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in this Section 11(a) and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with this Section 11(a), or (iv) by any Eligible Holder (as defined in Article I, Section 12 below) whose Nominee (as defined in Article I, Section 12 below) is included in the Corporation’s proxy materials for the relevant annual meeting. For the avoidance of doubt, the foregoing clauses (iii) and (iv) shall be the exclusive means for a stockholder to make director nominations, and the foregoing clause (iii) shall be the exclusive means for a stockholder to propose other business (other than a proposal included in the Corporation’s proxy materials pursuant to and in compliance with Exchange Act Rule 14a-8), at an annual meeting of stockholders.
(2) For any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 11, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and any such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required under this Section 11 and shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the 90th day nor later than 5:00 p.m., Eastern Time, on the 60th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 90th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 60th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The postponement or adjournment of an annual meeting, or the public announcement thereof, shall not commence a new time period for the giving of a stockholder’s notice as described above.

(3) Such stockholder’s notice shall set forth:
(A) as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act;
(B) as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom;
(C) as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person:
(i) the class, series and number of all shares of stock or other securities of the Corporation or any affiliate thereof (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person,
(ii) the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person,
(iii) whether and the extent to which such stockholder, Proposed Nominee or Stockholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (I) manage risk or benefit from changes in the price of Company Securities for such stockholder, Proposed Nominee or Stockholder Associated Person or (II) increase or decrease the voting power of such stockholder, Proposed Nominee or Stockholder Associated Person in the Corporation or any affiliate thereof disproportionately to such person’s economic interest in the Company Securities, and
(iv) any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;
(D) as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this paragraph (3) of this Section 11(a) and any Proposed Nominee:
(i) the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee and;
(ii) the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person;

(E) the name and address of any person who contacted or was contacted by the stockholder giving the notice or any Stockholder Associated Person about the Proposed Nominee or other business proposal prior to the date of such stockholder’s notice and;
(F) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.
(4) Such stockholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a certificate executed by the Proposed Nominee (i) certifying that such Proposed Nominee (a) is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation and (b) will serve as a director of the Corporation if elected; and (ii) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request, to the stockholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder, or would be required pursuant to the rules of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded).
(5) Notwithstanding anything in this subsection (a) of this Section 11 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article I) for the preceding year’s annual meeting, a stockholder’s notice required by this Section 11(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such public announcement is first made by the Corporation.

(6) For purposes of this Section 11, “Stockholder Associated Person” of any stockholder shall mean (i) any person acting in concert with such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.
(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors or (ii) provided that the special meeting has been called in accordance with Section 3(a) of this Article I for the purpose of electing directors, by any stockholder of the Corporation who is a stockholder of record both at the time of giving of notice provided for in this Section 11 and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice, containing the information required by paragraphs (a)(3) and (4) of this Section 11, is delivered to the secretary at the principal executive office of the Corporation not earlier than the 90th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.
(c) General.
(1) If information submitted pursuant to this Section 11 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 11. Any such stockholder shall notify the Corporation of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the secretary or the Board of Directors, any such stockholder shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 11, and (B) a written update of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 11 as of an earlier date. If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 11.
(2) Only such individuals who are nominated in accordance with this Section 11 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 11. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11.
(3) For purposes of this Section 11, “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission (the “SEC”) from time to time. “Public announcement” shall mean disclosure (A) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (B) in a document publicly filed by the Corporation with the SEC pursuant to the Exchange Act.
(4) Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 11. Nothing in this Section 11 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, or the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 11 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person under Section 14(a) of the Exchange Act.
Section 12. Proxy Access for Director Nominations.
(a) Inclusion of Stockholder Nominee in Proxy Materials. Subject to the provisions of this Section 12, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:
(1) the names of any person or persons nominated for election for whom notice is provided in accordance with this Section 12 (each such nominee, a “Stockholder Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors or any committee thereof, all applicable conditions and complied with all applicable procedures set forth in this Section 12 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);
(2) disclosure about each Stockholder Nominee and the Nominating Stockholder required under the rules of the SEC in the proxy statement;
(3) any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of each Stockholder Nominee’s election to the Board of Directors (subject, without limitation, to Section 12(e)(2)), if such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and
(4) nothing in this Section 12 shall limit the Corporation’s ability to solicit against and include in its proxy materials any statement in opposition to the nomination, any of the information provided pursuant to this Section 12 and any solicitation materials or related information with respect to a Stockholder Nominee.
For purposes of this Section 12, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Corporation, any Eligible Holder, any Nominating

Stockholder, any Stockholder Nominee and any other person so long as made in good faith (without any further requirements). The chairman of any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Stockholder Nominee has been nominated in accordance with the requirements of this Section 12 and, if not so nominated, shall direct and declare at the meeting that such Stockholder Nominee shall not be considered.
This Section 12 shall be the exclusive method for stockholders to include nominees for Director election in the Corporation’s proxy materials.
(b) Maximum Number of Stockholder Nominees.
(1) The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Stockholder Nominees than that number of directors constituting the greater of (i) two or (ii) 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 12 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (i) Stockholder Nominees who the Board of Directors itself decides to nominate for election at such annual meeting; (ii) Stockholder Nominees who cease to satisfy, or Stockholder Nominees of Nominating Stockholders that cease to satisfy, the eligibility requirements in this Section 12, as determined by the Board of Directors; (iii) Stockholder Nominees whose nomination is withdrawn by the Nominating Stockholder or who become unwilling to serve on the Board of Directors; and (iv) the number of incumbent directors who had been Stockholder Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 12(d) below but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.
(2) If the number of Stockholder Nominees pursuant to this Section 12 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Stockholder Nominee for inclusion in the proxy statement until the

Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice and if the amount of the ownership position is tied, in the order of the date of the Nominating Stockholder’s Nomination Notice (earliest to latest), with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Stockholder Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 12(d), a Nominating Stockholder or a Stockholder Nominee ceases to satisfy the eligibility requirements in this Section 12, as determined by the Board of Directors, a Nominating Stockholder withdraws its nomination or a Stockholder Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (i) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Stockholder Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (ii) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Stockholder Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.
(c) Eligibility of Nominating Stockholder.
(1) An “Eligible Holder” is a person who has either (i) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 12(c) continuously for the three-year period specified in Subsection (2) below or (ii) provides to the Secretary of the Corporation, within the time period referred to in Section 12(d), evidence of continuous ownership (as defined below) of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors or any committee thereof determines would be deemed acceptable for purposes of a stockholder proposal under Rule 14a‑8(b)(2) under the Exchange Act (or any successor rule).
(2) An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 12 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 12, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Section 12, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.
(3) The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.
(4) For purposes of this Section 12, an Eligible Holder “owns” only those outstanding shares of the Corporation as to which the Eligible Holder possesses both:
(A) the full voting and investment rights pertaining to the shares; and
(B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares;
provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such

Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.
An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on three business days’ notice, has recalled such loaned shares as of the date of the Nomination Notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.
(5) No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.
(d) Nomination Notice. To nominate a Stockholder Nominee, the Nominating Stockholder must, no earlier than the 120th day and no later than 5:00 p.m., Eastern Time, on the 90th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, the Nomination Notice shall be given in the manner provided herein not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made:
(1) A Schedule 14N (or any successor form) relating to each Stockholder Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;
(2) A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Stockholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):
(A) the information required with respect to the nomination of directors pursuant to Section 11 of these Bylaws;
(B) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;
(C) a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;
(D) a representation and warranty that each Stockholder Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;
(E) a representation and warranty that each Stockholder Nominee:
(i) does not have any direct or indirect relationship with the Corporation that would cause the Stockholder Nominee to be considered not independent pursuant to the Corporation’s policy on director independence contained in the Corporation’s Corporate Governance Guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the New York Stock Exchange;

(ii) meets the audit committee and compensation committee independence requirements under the rules of the New York Stock Exchange;
(iii) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);
(iv) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision);
(v) meets the director qualifications set forth in Article II, Section 4 of these Bylaws; and
(vi) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Stockholder Nominee;
(F) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 12(c) and has provided evidence of ownership to the extent required by Section 12(c)(1);
(G) a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 12(c) through the date of the annual meeting and intends to continue to hold the Minimum Number of shares for at least one year following the annual meeting;
(H) details of any position of a Stockholder Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;
(I) a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Stockholder Nominee or any nominee of the Board of the Directors;
(J) a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Stockholder Nominee at the annual meeting;
(K) if desired, a Supporting Statement; and
(L) in the case of a nomination by a group, the designation by all group members or one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;
(3) An executed agreement, in a form deemed satisfactory by the Board of Directors or any committee thereof pursuant to which the Nominating Stockholder (including each group member) agrees:
(A) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;
(B) to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Stockholder Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;
(C) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Stockholder Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;
(D) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Stockholder Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 12;
(E) in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 12(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of (A) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (B) such failure; and
(4) An executed agreement, in a form deemed satisfactory by the Board of Directors or any committee thereof or by each Stockholder Nominee:
(A) to provide to the Corporation such other information and certifications, including completion of the Corporation’s director questionnaire, as it may reasonably request;
(B) at the reasonable request of the Nominating and Corporate Governance Committee, to meet with the Nominating and Corporate Governance Committee to discuss matters relating to the nomination of such Stockholder Nominee to the Board of Directors, including the information provided by such Stockholder Nominee to the Corporation in connection with his or her nomination and such Stockholder Nominee’s eligibility to serve as a member of the Board of Directors;
(C) that such Stockholder Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Guidelines and Code of Business

Conduct and Ethics and any other Corporation policies and guidelines applicable to directors; and
(D) that such Stockholder Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Corporation that has not been disclosed to the Corporation, (ii) any agreement, arrangement or understanding with any person or entity as to how such Stockholder Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (iii) any Voting Commitment that could limit or interfere with such Stockholder Nominee’s ability to comply, if elected as a director of the Corporation, with its director duties under applicable law.
The information and documents required by this Section 12(d) to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 12(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.
(e) Exceptions.
(1) Notwithstanding anything to the contrary contained in this Section 12, the Corporation may omit from its proxy statement any Stockholder Nominee and any information concerning such Stockholder Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Stockholder Nominee, if:
(A) the Corporation receives a notice pursuant to Section 11 of these Bylaws that a stockholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;

(B) the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 12 or the Nominating Stockholder withdraws its nomination or the chairman of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 12 and shall therefore be disregarded;
(C) the Board of Directors determines that such Stockholder Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Corporation’s bylaws or charter or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the New York Stock Exchange;
(D) such Stockholder Nominee was nominated for election to the Board of Directors pursuant to this Section 12 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the votes cast in favor of such Stockholder Nominee’s election;
(E) such Stockholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or
(F) the Corporation is notified, or the Board of Directors determines, that the Nominating Stockholder or the Stockholder Nominee has failed to continue to satisfy the eligibility requirements described in Section 12(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Stockholder Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Stockholder Nominee under this Section 12.
(2) Notwithstanding anything to the contrary contained in this Section 12, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Stockholder Nominee included in the Nomination Notice, if the Board of Directors determines that:
(A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; or
(B) the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.
The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.
ARTICLE II
DIRECTORS
Section 1. Powers. All of the powers of the Corporation shall be exercised by or under the direction of the Board of Directors except as otherwise provided by the Charter or required by law.
Section 2. Number and Terms. The Board of Directors shall establish and may increase or decrease the number of directors of the Corporation, provided, that the number thereof shall never be less than the minimum number permitted under the Maryland General Corporation Law nor more than 15, and further provided, that the tenure of office of a director shall not be affected by any decrease in the number of directors. A majority of the directors shall have been affirmatively determined by the Board to be independent, as defined and to the extent required in the applicable rules of the SEC and the listing standards of the New York Stock Exchange. The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve for a term of one year and until his successor shall be elected and shall qualify or until his earlier resignation or removal.
Section 3. Director Nominations. Nomination of candidates for election as directors of the Corporation at any annual or special meeting of stockholders may be made (a) by, or at the direction of, a majority of the Board of Directors or (b) by any stockholder entitled to vote at such annual meeting and has complied with Article 1, Section 11.
Section 4. Qualification. No Director need be a stockholder of the Corporation. Unless waived by a vote of the Board of Directors, no individual may serve as a director of the Corporation if he has reached the age of 70 years at the time of election. Upon attaining the age of 70, and annually thereafter, a director shall tender a letter of proposed retirement from the

Board, effective upon the expiration of such director’s then-current term, and the Board shall determine whether, in light of all the circumstances, the Board should accept such proposed retirement or request that the director continue to serve on the Board of Directors.
Section 5. Vacancies. Any vacancy occurring on the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled in the manner provided in Article VII, Section 6 of the Charter.
Section 6. Resignation. Any Director may resign at any time by giving written notice to the Board of Directors, effective upon execution and delivery to the Corporation of such written notice or upon any future date specified in the notice, unless the resignation otherwise provides.
Section 7. Regular Meetings. The regular annual meeting of the Board of Directors shall be held, without other notice than this Bylaw, on the same date and at the same place as the annual meeting of stockholders following the close of such meeting of stockholders. Other regular meetings of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine without other notice than such resolution.
Section 8. Executive Sessions. To ensure free and open discussion and communication among the non‑management directors, the non-management directors shall meet in executive session at least twice a year with no members of management present.
Section 9. Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the Directors, the Chairman of the Board, if one is elected, the Lead Director, if one is elected, or the Chief Executive Officer. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.
Section 10. Notice of Meetings. Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each Director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairman of the Board, if one is elected, or the Chief Executive Officer or such other officer designated by the Chairman of the Board, if one is elected, or the Chief Executive Officer. Notice of any special meeting of the Board of Directors shall be given to each Director in person or by telephone, electronic mail, facsimile transmission or by telegram sent to his business or home address at least 24 hours in advance of the meeting, or by written notice mailed to his business or home address at least 48 hours in advance of the meeting. Such notice shall be deemed to be delivered when hand delivered to such address, when read to such Director by telephone, when deposited in the mail so addressed with postage thereon prepaid, upon transmission of the message by electronic mail, upon completion of transmission of a facsimile message and receipt of a completed answer back indicating receipt or when delivered to the telegraph company if sent by telegram.
When any Board of Directors meeting, either regular or special, is adjourned for more than 30 days, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the hour, date or place of any meeting adjourned for 30 days or less or of the business to be transacted at such meeting, other than an announcement at the meeting at which such adjournment is taken of the hour, date and place to which the meeting is adjourned.
A written waiver of notice executed before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to an effective notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting. Except as otherwise required by law, by the Charter or by these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.
Section 11. Quorum. At any meeting of the Board of Directors, a majority of the Directors then in office shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 10 of this Article II. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present.
Section 12. Action at Meeting. At any meeting of the Board of Directors at which a quorum is present and subject to Section 8 of Article VII of the Charter, a majority of the Directors present may take any action on behalf of the Board of Directors, unless otherwise required by law, by the Charter or these Bylaws.
Section 13. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing. Such written consent shall be filed with the records of the proceedings of the Board of Directors and shall be treated for all purposes as a vote at a meeting of the Board of Directors.
Section 14. Manner of Participation. Members of the Board of Directors or of committees elected by the Board pursuant to Section 15 of this Article II may participate in meetings of the Board or of such committees by means of telephone conference or similar communications equipment by means of which all directors participating in the meeting can hear each other at the same time, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these Bylaws.
Section 15. Committees. The Board of Directors, by the affirmative vote of a majority of the directors then in office may elect from its number directors to serve on one or more committees, including an Audit Committee, a Compensation Committee and an Nominating/Corporate Governance Committee, and may delegate thereto some or all of its powers except those which by law, by the Charter or by these Bylaws, may not be delegated. Except as the Board of Directors may otherwise determine or as required by law, by the Charter or by these Bylaws, any such committee may make rules for conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by the Charter and by these Bylaws for the Board of Directors. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.
The Board of Directors shall have power to rescind any action of any committee, other than the Audit Committee, but no such rescission shall have retroactive effect. With the approval of the Board of Directors, the Chief Executive Officer may appoint such other committees consisting of such directors as the Chief Executive Officer shall select. Any recommendations of such committees appointed by the Chief Executive Officer shall be submitted to the Board of Directors.
Section 16. Compensation of Directors. Directors shall receive compensation for their services as shall be determined by a majority of the Board of Directors, provided that Directors who are serving the Corporation as officers or employees and who receive compensation for their services as such (“Employee Directors”) shall not receive any salary or other compensation for their services as Directors of the Corporation; provided, however, that such Employee Directors may be paid their reasonable expenses incurred as a director.
ARTICLE III
OFFICERS
Section 1. Enumeration. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Secretary and a Treasurer and such other officers, including without limitation a Chairman of the Board, a Chief Operating Officer, a Chief Legal Officer, a Chief Financial Officer, a Chief Accounting Officer, one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine. Effective on the date on which the Corporation hires a Chief Executive Officer that is not also the Chairman of the Board, any number of offices may be held by the same person, except the offices of Chairman of the Board and the Chief Executive Officer.
Section 2. Election and Appointment. At the regular annual meeting of the Board of Directors following the annual meeting of stockholders, the Board of Directors shall elect the Chief Executive Officer, the President, the Treasurer and the Secretary. Other officers may be appointed by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting, or other officers may be appointed by the Chief Executive Officer.
Section 3. Qualification. No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time except the offices of President and Vice President. Any officer may be required by the Board of Directors to give bond, at the Corporation’s expense, for the faithful performance of his duties in such amount and with such sureties as the Board of Directors may determine.
Section 4. Tenure. Except as otherwise provided by the Charter or by these Bylaws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next annual meeting of stockholders and until his successor is elected and qualified or until his earlier resignation or removal. Election or appointment of an officer, employee or agent shall not of itself create contract rights. The Board of Directors may, however, authorize the Corporation to enter into an employment contract with any officer in accordance with law, but no such contract right shall prohibit the right of the Board of Directors to remove any officer at any time in accordance with Section 6 of this Article III.
Section 5. Resignation. Any officer may resign by delivering his written resignation to the Corporation addressed to the Chief Executive Officer or the Secretary, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.
Section 6. Removal. If the Board of Directors in its judgment finds that the best interests of the Corporation will be served, the Board of Directors may remove any officer by the affirmative vote of a majority of the Directors then in office. Such removal shall be without prejudice to the contract rights, if any, of the person so removed.
Section 7. Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.
Section 8. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

Section 9. Chief Executive Officer. The President may be the Chief Executive Officer or the Board of Directors may elect another person to be the Chief Executive Officer. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside, when present, at all meetings of the Board of Directors. The Chief Executive Officer shall, subject to the direction of the Board of Directors, have general supervision and control of the Corporation’s business and shall preside, if the Chairman of the Board is not present, at all meetings of the stockholders. Effective on the date on which the Corporation hires a Chief Executive Officer that is not also the Chairman of the Board, the Chief Executive Officer shall not concurrently serve as the Chairman of the Board.
Section 10. Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and at all meetings of stockholders. If the Chairman of the Board is absent, the Chief Executive Officer shall preside at meetings of the Board of Directors and at meetings of stockholders. The Chairman of the Board shall have such other powers and shall perform such other duties as the Board of Directors may from time to time designate and shall act as an officer of the Corporation if so designated by the Board.
Section 11. President. If the President is not the Chief Executive Officer or Chairman of the Board and in the absence of such persons, the President shall preside, when present, at all meetings of the stockholders. If the President is not the Chief Executive Officer, he shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
Section 12. Chief Operating Officer, Chief Legal Officer, Chief Financial Officer and Chief Accounting Officer. Any Chief Operating Officer, Chief Legal Officer, Chief Financial Officer or Chief Accounting Officer shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
Section 13. Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
Section 14. Treasurer and Assistant Treasurers. The Chief Financial Officer shall be the Treasurer, unless the Board of Directors shall elect another officer to be the Treasurer. The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. He shall have custody of all funds, securities and valuable documents of the Corporation. He shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of a Chief Financial Officer, the office of the Treasurer shall be deemed to be the office of the Chief Financial Officer of the Corporation whenever the signature of the Chief Financial Officer is required on any document or instrument, by the laws of the United States or any state, or elsewhere in the Bylaws, and the Treasurer shall have authority to affix his signature in such capacity.
The office of the Chief Accounting Officer shall be deemed an Assistant Treasurer of the Corporation whenever the signature of an Assistant Treasurer is required on any document or instrument, by the laws of the United States or any state, or elsewhere in these Bylaws, and the Vice President of Finance and Accounting shall have authority to affix his signature in such capacity. Any Treasurer or Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
Section 15. Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board) in books kept for that purpose. In the absence of the Secretary from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary, shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by the signature of the Secretary or an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform the duties and responsibilities of the Secretary.
Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
Section 16. Other Powers and Duties. Subject to these Bylaws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.
ARTICLE IV
STOCK
Section 1. Certificates of Stock. Unless otherwise provided by the Board of Directors or by law, each stockholder shall be entitled to a certificate of the stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall bear the seal of the Corporation, if one has been adopted, and shall be signed by the Chairman of the Board of Directors, Chief Executive Officer or President and countersigned by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. The seal of the Corporation, if one has been adopted, and any and all signatures on the certificate may be a facsimile, including those of any transfer agent or registrar. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law.
Section 2. Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock may be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require.
Section 3. Record Holders. Except as may otherwise be required by law, by the Charter or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.
It shall be the duty of each stockholder to notify the Corporation or its transfer agent of his post office address and any changes thereto.
Section 4. Record Date. In order that the Corporation may determine the stockholders entitled to receive notice of or to vote at any meeting of stockholders or any adjournments thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 90 days nor less than 10 days before the date of such meeting, nor more than 90 days prior to any other action. In such case, only stockholders of record on such record date shall be so entitled, notwithstanding any transfer of stock on the stock transfer books of the Corporation after the record date.

If no record date is fixed:
(a)    the record date for determining stockholders entitled to receive notice of or to vote at a meeting of stockholders shall be the later of (i) the close of business on the day on which notice is mailed or (ii) the 30th day before the meeting; and
(b)    the record date for determining stockholders entitled to receive payment of a dividend or an allotment of any rights shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 5. Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof upon such terms as the Corporation or its transfer agent may prescribe.
Section 6. Transfer Agents and Registrars. The Corporation may serve as the transfer agent and registrar of the shares of stock, or the Board of Directors may, in its discretion, appoint one or more responsible bank, trust company or other entity as the Board of Directors may deem advisable, from time to time, to act as transfer agent and registrar of shares of stock. No certificate for shares of stock shall be valid until countersigned by the transfer agent and registered by the registrar.
Section 7. Stockholders’ Addresses. Every stockholder or transferee shall furnish the Secretary or a transfer agent with the address to which notice of meetings and all other notices may be served upon or mailed to such stockholder or transferee, and in default thereof, such stockholder or transferee shall not be entitled to service or mailing of any such notice.
Section 8. Repurchase of Shares of Stock. The Corporation may purchase its shares of stock and invest its assets in its own shares of stock, provided that in each case the consent of the Board of Directors shall have been obtained.
ARTICLE V
INDEMNIFICATION
Section 1. Right to Indemnification. The Corporation shall, to the maximum extent permitted by the Maryland General Corporation Law in effect from time to time, indemnify, and, without a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and, in each case, shall indemnify such person from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation or director, officer, partner or trustee of such other entity (each, an “Indemnitee”). The Corporation shall, to the maximum extent permitted by the Maryland General Corporation Law in effect from time to time, provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described above (any such person shall also be deemed to be an “Indemnitee”).
Section 2. Indemnification of Employees and Agents of the Corporation. With the approval of the Board of Directors, the Corporation shall, to the maximum extent permitted by the Maryland General Corporation Law in effect from time to time, and to such further extent as it shall deem appropriate under the circumstances, provide such indemnification and advancement of expenses as described in Section 1 above, to any employee or agent of the Corporation or a predecessor of the Corporation (each such person shall also be deemed to be an “Indemnitee”).
Section 3. Right of Indemnitee to Bring Suit. If a claim under this Article V is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the Indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In any suit brought by an Indemnitee who is a present or former director to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses), it shall be a defense that such Indemnitee has not met the applicable standard of conduct set forth in the Maryland General Corporation Law. In addition, in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Indemnitee who is a present or former director has not met the applicable standard of conduct set forth in the Maryland General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Maryland General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.
Section 4. Non-Exclusivity of Rights. The rights to indemnification and to advancement of expenses conferred in this Article V shall not be exclusive of any other right that any person may have or hereafter acquire under these Bylaws, the Charter or any statute, agreement, vote of stockholders or disinterested directors or otherwise.
Section 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or any director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Maryland General Corporation Law.
ARTICLE VI
MISCELLANEOUS PROVISIONS
Section 1. Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year or on such other date as may be fixed by the Board of Directors.
Section 2. Seal. The seal of the Corporation shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the year of its organization. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced.
Section 3. Investment Policies. The directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as they shall deem appropriate in their sole discretion.
Section 4. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the Chief Executive Officer, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors may authorize.
Section 5. Voting of Securities. Unless the Board of Directors otherwise provides, the Chairman of the Board, if one is elected, the Chief Executive Officer, the President or the

Treasurer may waive notice of and act on behalf of this Corporation, or appoint another person or persons to act as proxy or attorney in fact for this Corporation with or without discretionary power and/or power of substitutions at any meeting of stockholders or stockholders of any other corporation or organization, any of whose securities are held by this Corporation.
Section 6. Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.
Section 7. Corporate Records. The original or attested copies of the Charter, Bylaws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Maryland and shall be kept at the principal office of the Corporation, at the office of its counsel or at an office of its transfer agent.
Section 8. Amendments. The exclusive power to alter, amend or repeal these bylaws, and to adopt new bylaws, shall be vested in the Board of Directors.
Section 9. Offices. The principal office of the Corporation within the State of Maryland shall be located at such place as the Board of Directors may designate. The Corporation may have additional offices, including a principal executive office, at such place or places both within and without the State of Maryland as the Board of Directors may from time to time determine or the business of the Corporation may require.

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